AURELIO REDEEMS 10% CONVERTIBLE DEBENTURES WITH CASH PAYMENT & COMPLETES THE VIEW SITES LLC LAND ACQUISITION

LAKEWOOD, COLORADO, October 6, 2008 News Release #08-15

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to report that it has repaid in full the $1.5 million aggregate principal amount of the 10% Convertible Debentures issued in February 2008 (the "Debentures") and due in June 2009.

Repayment of the Debentures was made in cash at face value plus all accrued and unpaid interest, and was made in accordance with the terms of the Debentures. During the term of the Debentures, the Debenture Holders received 10% annual interest payments in quarterly cash installments.

"The redemption of the Debentures eliminates potentially-significant dilution associated with the possible equity conversion of the Debentures, and signals management's continual commitment to enhance the value of Aurelio," states Steve Doppler, President & CEO. "With this behind us, we are focusing on rapid completion of the Bolsa stock sales agreement, exploration plans at our Gavilanes gold project, and aggressive pursuit of new opportunities."

Aurelio is also pleased to report completion of the previously-announced agreement to acquire 20 patented mining claims in southeast Arizona within the Turquoise Mining District from View Sites LLC. These claims incorporate projected southwestern extensions of the MAN Area copper-zinc-silver-gold sulfide mineralization, as well as the southwestern continuation of the leachable oxide copper and chalcocite copper deposits overlying the MAN Area sulfide zone.

About the Company

Aurelio Resource Corporation has previously announced an independent estimate of the mineralized material at the MAN Area of the Hill Copper-Zinc Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

For additional information, please visit our website (www.AurelioResource.com).

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include, but are not limited to: that the View Sites claims incorporate projected extensions of the MAN Area copper-zinc-silver-gold sulfide mineralization, as well as continuation of the leachable oxide copper and chalcocite copper deposits overlying the MAN Area sulfide zone; that, had the Debentures not been redeemed in full for cash, that potentially significant equity dilution could have resulted; and, that the Company is aggressively pursuing new opportunities and moving ahead with exploration plans at the Gavilanes gold project.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents with the fund or other required parties, misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-KSB (as amended per Form 8-KSB/A) and Form 10-Q Reports (as amended per Form 8-Q/A) filed with the Securities and Exchange Commission.